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                                   EXHIBIT 11

                                  VERSAR, INC.
                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)

                                                                               Years Ended June 30,
                                                              --------------------------------------------------
                                                                     1999               1998           1997
                                                              ------------       ------------      -------------
NET INCOME (LOSS)....................................         $     1,837        $   (10,653)      $      1,256
                                                              ============       ============      =============
(LOSS) INCOME FROM DISCONTINUED
   OPERATIONS........................................         $       ---        $   (10,929)      $        147
                                                              ============       ============      =============


Weighted average common shares outstanding -
   Basic.............................................           6,190,485          5,695,212          5,041,455
                                                              ============       ============      =============

NET INCOME (LOSS) PER SHARE - BASIC..................         $       .30        $     (1.87)      $       0.25
                                                              ============       ============      =============
(LOSS) INCOME PER SHARE FROM
   DISCONTINUED OPERATIONS - BASIC...................         $       ---        $     (1.92)      $        .03
                                                              ============       ============      =============



Common shares from above.............................           6,190,485          5,695,212          5,041,455
Assumed exercise of options (treasury stock
   method)...........................................              92,885                ---            244,354
                                                              ------------       ------------      -------------
                                                                6,283,370          5,695,212          5,285,809
                                                              ============       ============      =============

NET INCOME (LOSS) PER SHARE - DILUTED                         $       .29        $     (1.87)      $       0.24
                                                              ============       ============      =============
(LOSS) INCOME PER SHARE FROM
   DISCONTINUED OPERATIONS - DILUTED                          $       ---        $     (1.92)      $        .03
                                                              ============       ============      =============



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